Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Second Quarter Fiscal 2022

– Strongest Quarterly Revenue in Ten Years –

– Sustained Strength in SG&A Leverage –

IRVINE, Calif.--(BUSINESS WIRE)--January 5, 2022--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as RGP (the “Company”), today announced financial results for its fiscal second quarter ended November 27, 2021.

Second Quarter Fiscal 2022 Highlights:

  Revenue of $200.2 million, up 30.7% from the prior year quarter and 9.3% sequentially
  Same day constant currency revenue up 30.7% from the prior year quarter and 11.4% sequentially
  Gross margin of 39.3%, up 130 basis points from the prior year quarter
  SG&A reduced to 28.4% of revenue, an improvement of 720 basis points from the prior year quarter
  Net income grew to $14.3 million (net income margin of 7.1%), compared to a net loss of $1.0 million (net loss margin of 0.6%) in the prior year quarter
  Adjusted EBITDA, a non-GAAP measure, increased to $24.9 million, doubling versus the prior year quarter, reflecting an Adjusted EBITDA margin of 12.5%, up 440 basis points
  Diluted earnings per common share grew to $0.42, compared to diluted loss per common share of $0.03 in the prior year quarter
  Adjusted diluted earnings per common share, a non-GAAP measure, improved to $0.47 compared to $0.21 in the prior year quarter
  Declared cash dividends of $0.14 per share

Management Commentary

“We generated very strong quarterly results and remain pleased with our pipeline and outlook for the balance of the fiscal year,” said Kate W. Duchene, chief executive officer. “Our business model aligns perfectly with the needs and wants of both clients and professional talent. Clients have operational gaps in non-discretionary roles and are increasingly turning to RGP for agile quality talent. Clients are also pursuing transformation initiatives at accelerated levels and, therefore, need project resources for execution. RGP is their trusted provider of agile talent to accomplish finance, technology, compliance and digital transformation work. Over the past three years, we have invested in our business to deliver on the rapidly evolving needs of the marketplace while also emphasizing shareholder returns. It is an exciting time for RGP, as we continue to enhance consultant experience and provide an increasingly suitable talent platform to the best professionals who are making enlightened and strategic choices in how, when and where to work.”

Second Quarter Fiscal 2022 Results

Revenue growth continued to accelerate in the second quarter of fiscal 2022, benefiting from strong client demand and better operational execution and delivery. The increased client demand across most of the markets and solution offerings reflected macro trends accelerated by the COVID-19 pandemic. Such trends include workforce agility, workforce gaps caused by the “Great Resignation”, the demand for digital transformation services, and the increase in client spending on significant and transformational initiatives, as evidenced by larger deal size, longer project duration and record high pipelines and closed deals. The strong revenue growth across all geographies was led by solution areas in Finance and Accounting and Business Transformation and the Company’s strategic client account program. Additionally, revenue conversion benefited from the sustained improvement in operational execution and delivery, as the Company continued to refine its client-centric and borderless approach. The Company’s focus on value-based pricing also continued to drive year-over-year improvement in average bill rate, contributing to the overall revenue growth.

Gross margin was 39.3%, compared to 38.0% in the prior year quarter, primarily attributable to an improvement of 80 basis points in overall pay/bill ratio, better leverage in healthcare cost and other indirect benefits, and lower passthrough revenue from client reimbursement.

SG&A as a percentage of revenue in the second quarter of fiscal 2022 was 28.4%, a favorable reduction of 720 basis points from the second quarter of fiscal 2021. Excluding restructuring costs in both periods, SG&A as a percentage of revenue improved 310 basis points compared to the second quarter of fiscal 2021. This is primarily driven by improvements of 440 basis points in management compensation and 80 basis points in occupancy costs as a percentage of revenue, as we continue to optimize sales productivity and operating efficiency while reducing our fixed cost structure. These were partially offset by a 280-basis-point increase in bonuses and commissions as a percentage of revenue, as a direct result of significant growth in both topline and profitability.

Provision for income taxes was $5.6 million (effective tax rate of 28.0%), compared to $2.3 million (effective tax rate of 178.5%) in the prior year quarter. The decrease in effective tax rate resulted primarily from the improvement in operating results globally, enabling the Company to utilize the benefits from historical net operating losses in the foreign jurisdictions. In Q2 2021, the majority of the restructuring charges were incurred in our European entities resulting in a pre-tax loss in Europe. With significant required valuation allowances on tax benefits related to these net operating losses, no tax benefits were recognized in connection with the pre-tax loss, resulting in an effective tax rate of 178.5% in Q2 2021.

Net income increased to $14.3 million (net income margin of 7.1%), compared to a net loss of $1.0 million (net loss margin of 0.6%) in the prior year quarter, which included restructuring costs of $6.8 million. With accelerated revenue growth and improvement in cost leverage, the Company delivered an Adjusted EBITDA margin, a non-GAAP measure, of 12.5%, an improvement of 440 basis points from the prior year quarter.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Unaudited. Amounts in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	November 27,	August 28,	November 28,	November 27,	November 28,
	2021	2021	2020	2021	2020
Revenue	$200,238	$183,140	$153,222	$383,378	$300,567
Direct cost of services	121,497	111,708	95,044	233,204	184,493
Gross profit	78,741	71,432	58,178	150,174	116,074
Selling, general and administrative expenses	56,881	51,392	54,552	108,274	105,707
Amortization of intangible assets	1,184	1,103	1,393	2,287	2,923
Depreciation expense	893	919	984	1,812	1,991
Income from operations	19,783	18,018	1,249	37,801	5,453
Interest expense, net	222	215	460	438	955
Other income (1)	(311)	(306)	(475)	(617)	(1,007)
Income before provision for income taxes	19,872	18,109	1,264	37,980	5,505
Provision for income taxes	5,567	5,186	2,256	10,752	4,213
Net income (loss)	$14,305	$12,923	$(992)	$27,228	$1,292
Net income (loss) per common share:
Basic	$0.43	$0.39	$(0.03)	$0.82	$0.04
Diluted	$0.42	$0.39	$(0.03)	$0.81	$0.04
Weighted average common shares outstanding:
Basic	33,221	32,894	32,356	33,058	32,270
Diluted	33,950	33,313	32,356	33,652	32,317
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.28	$0.28

Revenue by Geography
North America	$167,154	$151,879	$122,732	$319,033	$243,346
Europe	19,921	18,865	19,082	38,786	35,374
Asia Pacific	13,163	12,396	11,408	25,559	21,847
Total revenue	$200,238	$183,140	$153,222	$383,378	$300,567

Cash dividend
Total cash dividends paid	$4,647	$4,603	$4,547	$9,250	$9,059

Note: The sum of quarterly amounts, including per share amounts, may not equal amounts reported for year-to-date periods. This is due to the effects of rounding and changes in the number of weighted-average shares outstanding for each period.

(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally and a gain from lease modification. Other income in fiscal 2021 was primarily related to COVID-19 government relief funds received globally.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 5, 2022. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 12, 2022 at 855-859-2056. The conference ID number for the replay is 7053709. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm helping businesses tackle transformation, change, and compliance challenges by supplying the right professional talent and solutions. As a next-generation human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements, and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, risks related to the variable interest rate used in our new credit facility, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 29, 2021 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest, and income taxes plus stock-based compensation expense, restructuring costs, technology transformation costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted provision for income taxes is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense, restructuring costs, and technology transformation costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows, or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended		Six Months Ended
Revenue by Geography	November 27,	August 28,	November 27,	November 28,	November 27,	November 28,
	2021	2021	2021	2020	2021	2020
	(Unaudited)		(Unaudited)		(Unaudited)
(Amounts in thousands, except number of business days)
North America
As reported (GAAP)	$167,154	$151,879	$167,154	$122,732	$319,033	$243,346
Currency impact	46		(107)		(382)
Business days impact	2,697		-		2,549
Same day constant currency revenue	$169,897		$167,047		$321,200

Europe
As reported (GAAP)	$19,921	$18,865	$19,921	$19,082	$38,786	$35,374
Currency impact	414		(138)		(1,109)
Same day constant currency revenue	$20,335		$19,783		$37,677

Asia Pacific
As reported (GAAP)	$13,163	$12,396	$13,163	$11,408	$25,559	$21,847
Currency impact	117		238		48
Business days impact	435		-		-
Same day constant currency revenue	$13,715		$13,401		$25,607

Total Consolidated
As reported (GAAP)	$200,238	$183,140	$200,238	$153,222	$383,378	$300,567
Currency impact	577		(7)		(1,443)
Business days impact	3,132		-		2,549
Same day constant currency revenue	$203,947		$200,231		$384,484

Number of Business Days
North America (1)	62	63	62	62	125	126
Europe (2)	65	65	65	65	129	129
Asia Pacific (2)	61	63	61	61	124	124

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the countries in which the revenues are most concentrated within the geography.

	Three Months Ended
	November 27,	% of	August 28,	% of	November 28,	% of
Adjusted EBITDA	2021	Revenue	2021	Revenue	2020	Revenue
	(Unaudited, amounts in thousands, except percentages)
Net income (loss)	$14,305	7.1%	$12,923	7.1%	$(992)	(0.6)%
Adjustments:
Amortization of intangible assets	1,184	0.6	1,103	0.6	1,393	0.9
Depreciation expense	893	0.5	919	0.5	984	0.7
Interest expense, net	222	0.1	215	0.1	460	0.3
Provision for income taxes	5,567	2.8	5,186	2.8	2,256	1.4
EBITDA	22,171	11.1	20,346	11.1	4,101	2.7
Stock-based compensation expense	2,019	1.0	1,629	0.9	1,708	1.1
Restructuring costs	583	0.3	156	0.1	6,775	4.4
Technology transformation costs (1)	229	0.1	-	-	-	-
Contingent consideration adjustment	(54)	(0.0)	221	0.1	(189)	(0.1)
Adjusted EBITDA	$24,948	12.5%	$22,352	12.2%	$12,395	8.1%

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include third-party consulting fees and costs associated with dedicated internal resources that are not capitalized through the duration of the system implementations.

Adjusted Diluted Earnings per Common Share
Diluted earnings (loss) per common share, as reported	$0.42		$0.39		$(0.03)
Stock-based compensation expense	0.06		0.05		0.05
Restructuring costs	0.02		-		0.21
Contingent consideration adjustment	-		0.01		(0.01)
Technology transformation costs	0.01		-		-
Income tax impact of adjustments	(0.04)		(0.02)		(0.01)
Adjusted diluted earnings per common share	$0.47		$0.43		$0.21

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$5,567		$5,186		$2,256
Effect of non-cash tax items:
Stock option expirations	(139)		(108)		(123)
Valuation allowance on international deferred tax assets	254		310		(1,096)
Net uncertain tax position adjustments	(6)		(9)		-
Other adjustments	(16)		1		(68)
Adjusted provision for income taxes	$5,660		$5,380		$969

Effective tax rate	28.0%		28.6%		178.5%
Total effect of non-cash tax items on effective tax rate	0.5%		1.1%		(101.8)%
Cash tax rate	28.5%		29.7%		76.7%

	Six Months Ended
	November 27,	% of	November 28,	% of
Adjusted EBITDA	2021	Revenue	2020	Revenue
	(Unaudited, amounts in thousands, except percentages)
Net income	$27,228	7.1%	$1,292	0.4%
Adjustments:
Amortization of intangible assets	2,287	0.6	2,923	1.0
Depreciation expense	1,812	0.5	1,991	0.6
Interest expense, net	438	0.1	955	0.3
Provision for income taxes	10,752	2.8	4,213	1.4
EBITDA	42,517	11.1	11,374	3.7
Stock-based compensation expense	3,648	0.9	3,105	1.1
Restructuring costs	739	0.2	7,791	2.6
Technology transformation costs (1)	229	0.1	-	-
Contingent consideration adjustment	167	0.0	342	0.1
Adjusted EBITDA	$47,300	12.3%	$22,612	7.5%

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include third-party consulting fees and costs associated with dedicated internal resources that are not capitalized through the duration of the system implementations.

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.81		$0.04
Stock-based compensation expense	0.11		0.10
Restructuring costs	0.02		0.24
Contingent consideration adjustment	-		0.01
Technology transformation costs	0.01
Income tax impact of adjustments	(0.04)		(0.04)
Adjusted diluted earnings per common share	$0.91		$0.35

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$10,752		$4,213
Effect of non-cash tax items:
Stock option expirations	(245)		(272)
Valuation allowance on international deferred tax assets	564		(1,484)
Net uncertain tax position adjustments	(15)		-
Other adjustments	(15)		(88)
Adjusted provision for income taxes	$11,041		$2,369

Effective tax rate	28.3%		76.5%
Total effect of non-cash tax items on effective tax rate	0.8%		(33.5)%
Cash tax rate	29.1%		43.0%

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources.

Operating results by reportable segment are included in the following table. The prior year period presented was recast to reflect the impact of the segment changes. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income to Adjusted EBITDA for each of the periods presented. Amounts are unaudited.

	Three Months Ended		Six Months Ended
	November 27,	November 28,	November 27,	November 28,
	2021	2020	2021	2020
	(In thousands)
Revenues:
RGP	$189,400	$142,002	$362,333	$279,111
Other Segments	10,838	11,220	21,045	21,456
Total revenues	$200,238	$153,222	$383,378	$300,567

Adjusted EBITDA:
RGP	$32,121	$18,401	$61,177	$34,859
Other Segments	1,232	1,251	2,238	2,417
Reconciling items (1)	(8,405)	(7,257)	(16,115)	(14,664)
Total Adjusted EBITDA (2)	$24,948	$12,395	$47,300	$22,612

(1) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.
(2) A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented above under “Non-GAAP Financial Measures—Reconciliation of GAAP to Non-GAAP Financial Measures.”

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	November 27,	May 29,
SELECTED BALANCE SHEET INFORMATION:	2021	2021
	(Unaudited)
Cash and cash equivalents	$70,633	$74,391
Accounts receivable, net of allowance for doubtful accounts	$143,361	$116,455
Total assets	$538,212	$520,644
Current liabilities	$99,086	$100,906
Long-term debt	$44,000	$43,000
Total liabilities	$184,612	$191,098
Total stockholders’ equity	$353,600	$329,546

	Six Months Ended
	November 27,	November 28,
SELECTED CASH FLOW INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$3,460	$29,577
Cash flow -- investing activities	$(2,271)	$(1,634)
Cash flow -- financing activities	$(3,295)	$(29,097)

	Three Months Ended
	November 27,	May 29,
SELECTED OTHER INFORMATION:	2021	2021
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,319	2,902
Average bill rate	$127	$126
Average pay rate	$63	$64
Common shares outstanding, end of period	33,683	32,885

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com